Exhibit (a)(1)

FUNDAMENTAL CHANGE REPURCHASE RIGHT NOTICE AND OFFER TO PURCHASE

VIRGIN MEDIA INC.

Fundamental Change Repurchase Right Notice and

Offer to Purchase for Cash

Any and all of its outstanding

6.50% Convertible Senior Notes due 2016

(CUSIP 92769LAB7, ISIN US92769LAB71)

The tender offer will expire at 5:00 p.m., New York City time, on July 9, 2013, unless extended by us (such time and date, as the same may be extended, the “Expiration Date”). Noteholders must validly tender their Notes, and not validly withdraw their Notes, at or prior to the Expiration Date to be eligible to receive the Repurchase Price (as defined below). Notes tendered may be withdrawn at any time prior to the Expiration Date.

Virgin Media Inc., a Delaware corporation (the “Company”), in accordance with Section 11.01 of the Indenture (as defined herein), hereby provides this Fundamental Change Repurchase Right Notice and Offer to Purchase (as it may be amended or supplemented from time to time, this “Notice”) to the holders (each, a “Holder”) of the 6.50% Exchangeable Senior Notes due 2016 (“Notes”) of the Company. Holders have the right to:

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require the Company to repurchase (the “Repurchase Right”) their Notes at a purchase price in cash of $1,000 per $1,000 principal amount of the Notes, plus accrued and unpaid interest up to but not including the date of repurchase of the Notes (the “Repurchase Price”); or

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exchange their Notes at the make-whole conversion rate for the merger consideration payable in connection with the Make-Whole Fundamental Change (as defined herein) that has occurred with respect to the Company, subject to and in accordance with the terms of the Indenture (the “Exchange Right”); or

•	retain their Notes pursuant to their terms through maturity on November 15, 2016, or otherwise transfer or exchange them in the ordinary course,

in each case, as more fully described herein. This Notice is being made pursuant to the Indenture, dated as of April 16, 2008, between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), as amended by the supplemental indenture, dated as of June 7, 2013, among Viper US MergerCo 1 Corp. (as successor by merger to Virgin Media, Inc.), the Trustee and Liberty Global plc, a public limited company incorporated under English law (“Liberty Global”) and the publicly-traded parent of the Company.

As of June 7, 2013, the closing price of the Notes in the over-the-counter market as quoted on Bloomberg was $2,718.95 per $1,000 principal amount.

Holders may surrender, and the Company will accept, Notes for repurchase until 5:00 p.m., New York City Time, on the Expiration Date. The Repurchase Price for any Notes surrendered for repurchase is expected to be paid by the Company to The Bank of New York Mellon, as paying agent (the “Paying Agent”), on July 10, 2013 (as it may be extended, the “Repurchase Date”), which is the Business Day next following the Expiration Date. The Repurchase Right is subject, in all respects, to the terms and conditions of the Indenture, the Notes and this Notice.

Additional copies of this Notice may be obtained from The Bank of New York Mellon at its address set forth below. The Bank of New York Mellon in its role as Trustee, Conversion Agent and Paying Agent is not responsible for any of the determinations, calculations or adjustments made to the Conversion Rate for the Notes or the consideration received as a result of a conversion of the Notes. All determinations and any calculations and adjustments to the Conversion Rate have been made by the Company and The Bank of New York Mellon is entitled to conclusively rely on all such determinations, calculations and adjustments. Neither the Trustee, the Conversion Agent or the Paying Agent makes any representation whatsoever with respect to the accuracy or adequacy of the information contained in this Offer. The accuracy and adequacy of this Offer and the information contained herein is the sole responsibility of the Company.

The Bank of New York Mellon

Address:	Telephone:	Facsimile:
The Bank of New York Mellon 101 Barclay Street 4E New York, New York 10286 Attention: Joellen McNamara	(212) 815-5587	(212) 815-5366

The date of this Notice is June 10, 2013.

Fundamental Change; Makewhole Fundamental Change

A “Fundamental Change” and a “Makewhole Fundamental Change,” each as defined in Section 1.01 of the Indenture, occurred on June 7, 2013, following the consummation of a series of mergers (the “Mergers”) as contemplated by the Agreement and Plan of Merger, dated as of February 5, 2013 (as amended, the “Merger Agreement”), among the Company, Liberty Global, Inc., a Delaware corporation (“LGI”), Liberty Global and certain other wholly-owned subsidiaries of LGI. As a result of the Mergers, each outstanding share of common stock of the Company (“Company common stock”) has been converted into the right to receive 0.2582 of a class A ordinary share of Liberty Global (the “Liberty Global class A ordinary shares”), 0.1928 of a class C ordinary share of Liberty Global (the “Liberty Global class C ordinary shares”) and $17.50 in cash (collectively, the “merger consideration”). Immediately prior to the Mergers, the conversion rate of the Notes (the “Conversion Rate”) was 52.0291 shares of Company common stock for each $1,000 principal amount of Notes. As a result of the Mergers, the Conversion Rate represents the right to exchange each $1,000 principal amount of Notes for a corresponding amount of merger consideration, or 13.4339 Liberty Global class A ordinary shares, 10.0132 Liberty Global class C ordinary shares and $910.51 in cash (without interest) per $1,000 in principal amount of Notes, on the terms and subject to the conditions of the Indenture.

Upon the occurrence of a Fundamental Change, the Company is required to notify the Holders of their right to require the Company to repurchase their Notes, and this Notice constitutes a “Fundamental Change Repurchase Right Notice” pursuant to Article 11 of the Indenture. In addition, by virtue of the Fundamental Change the Notes are exchangeable, at the option of the Holders, during the period commencing on June 7, 2013 (the effective date of the Mergers) and ending on the Repurchase Date (the “Fundamental Change Exchange Period”). The Notes are otherwise exchangeable only under the circumstances and during the periods specified in Section 12.01 of the Indenture. Prior to the date hereof, the Notes were convertible based on the relationship of the trading price of the Company common stock to the conversion price of the Notes ($19.22 per share).

Because the Mergers also resulted in a Make-Whole Fundamental Change under the Indenture, the Conversion Rate has been temporarily increased, during the period commencing on June 7, 2013 (the effective date of the Mergers) and ending at 5:00 p.m., New York City time on July 9, 2013 (the business day next preceding the Repurchase Date) (the “Make-Whole Exchange Period”), to 53.5639 shares of Company common stock (the “Make-Whole Conversion Rate”) per $1,000 in principal amount of Notes. The Make-Whole Conversion Rate represents the right to exchange the Notes for a corresponding amount of merger consideration, or 13.8302 Liberty Global class A ordinary shares, 10.3271 Liberty Global class C ordinary shares and $937.37 in cash (without interest) per $1,000 in principal amount of Notes. The Conversion Rate of the Notes will revert from the Make-Whole Conversion Rate to the Conversion Rate after 5:00 p.m., New York City time, on July 9, 2013 (the business day next preceding the Repurchase Date).

Additional information regarding the Mergers and the Merger Agreement is provided below in Section 1.3.

Repurchase Right

The Company hereby offers, upon the terms and subject to the conditions set forth in this Notice, to purchase for cash any and all of its outstanding Notes. Notes accepted for payment pursuant to the Repurchase Right will be accepted only in minimum principal amounts of $1,000 and integral multiples of $1,000 in excess thereof. The Company will pay the Repurchase Price for each $1,000 principal amount of Notes accepted for purchase pursuant to the Repurchase Right. No tenders will be valid if submitted after the Expiration Date.

Alternatives to the Repurchase Right

Exercise Your Exchange Right. The Notes are exchangeable, at the option of the Holder, at any time during the Fundamental Change Exchange Period. During the Make-Whole Exchange Period, the Notes are exchangeable for a corresponding amount of merger consideration at the Make-Whole Conversion Rate. The Make-Whole Conversion Rate represents the right to exchange the Notes for 13.8302 Liberty Global class A ordinary shares, 10.3271 Liberty Global class C ordinary shares and $937.37 in cash (without interest) per $1,000 principal amount of Notes. The Conversion Rate of the Notes will revert from the Make-Whole Conversion Rate to the Conversion Rate after 5:00 p.m., New York City time, on July 9, 2013 (the business day next preceding the Repurchase Date).

On June 10, 2013, the Liberty Global class A ordinary shares and Liberty Global class C ordinary shares commenced trading on the Nasdaq Global Select Market under the symbols “LBTYA” and “LBTYK,” respectively, which are the same trading symbols under which the series A common stock and series C common stock, respectively, of LGI, the predecessor company to Liberty Global, traded prior to June 10, 2013. On June 7, 2013, LGI’s series A common stock closed at $76.24 per share and LGI’s series C common stock closed at $71.51 per share, in each case, as reported on the Nasdaq Global Select Market. Based on these closing prices, the estimated value of the merger consideration you would receive if you exercise your Exchange Right at the Make-Whole Conversion Rate during the Make-Whole Exchange Period would be approximately $2,730 per $1,000 principal amount. This amount is substantially more than the Repurchase Price you would receive were you to tender your Notes for repurchase by the Company pursuant to the Repurchase Right.

Holders exchanging their Notes, or who elect to surrender their Notes for repurchase pursuant to the Repurchase Right, will, upon exchange or purchase, as applicable, cease to have any rights with respect to such Notes exchanged or repurchased (other than as provided in this Notice), including the right to receive interest or principal thereon.

Retain Your Notes. If a Holder decides to retain his or her Notes then such Holder will retain his or her Exchange Right, subject to the terms and conditions of the Indenture. Such Holder will also retain the right to receive interest payments on the Notes until the Notes mature pursuant to the terms of the Indenture. The stated maturity of the Notes is November 15, 2016. As of June 7, 2013, the closing price of the Notes in the over-the counter market as quoted on Bloomberg was $2,718.95 per $1,000 original principal amount. This amount is substantially more than the Repurchase Price you would receive were you to tender your Notes for repurchase by the Company pursuant to the Repurchase Right.

Comparison of Alternatives. See page 11 for a comparison of the estimated value of: (1) the Repurchase Right, if your Notes are purchased by the Company pursuant to the Repurchase Right; (2) the Exchange Right, if you exchange your Notes at the Make-Whole Conversion Rate for the merger consideration during the Make-Whole Exchange Period; and (3) the market value of the Notes, if you choose to retain your Notes.

You should review this Notice carefully and consult with your own financial and tax advisors. You must make your own independent decision as to whether or not to tender your Notes pursuant to the Repurchase Right or to exchange your Notes pursuant to the Exchange Right and, if so, the amount of your Notes to tender or exchange. None of the Company, Liberty Global, their respective Boards of

Directors, their respective employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent is making any representation or recommendation to any Holder as to whether to exercise or refrain from exercising the Repurchase Right, or to exercise or refrain from exercising the Exchange Right.

Notes surrendered for repurchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

The Trustee has informed the Company that, as of the date of this Notice, all Notes are held through accounts with The Depository Trust Company (“DTC”) and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for repurchase or exchange hereunder must be delivered through the transmittal procedures of DTC.

No person has been authorized to give any information or to make any representations other than those contained in this Notice and, if given or made, such information or representations must not be relied upon as having been authorized. This Notice does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Notice shall not under any circumstances create any implication that the information contained herein is current as of any time subsequent to the date of such information.

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SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the right of each Holder (i) to require the Company to repurchase his or her Notes, (ii) to exchange his or her Notes at the Make-Whole Exchange Rate for the merger consideration payable in connection with the Make-Whole Fundamental Change that has occurred with respect to the Company as described herein and/or (iii) retain his or her Notes, in each case, pursuant to the terms and conditions of the Indenture, the Notes and this Notice. We urge you to read carefully the remainder of this Notice because the information in this summary is not complete. We have included section references to direct you to a more complete description of the topics in this summary. Unless stated to the contrary, or unless the context otherwise requires, references to “we,” “our,” or “us” in this Notice are to Virgin Media Inc. and its subsidiaries.

Who is offering to repurchase my Notes?

Virgin Media Inc., a Delaware corporation, is offering to repurchase any and all of your Notes, at your option, on the terms and conditions set forth in this Notice. As of June 7, 2013, there was approximately $999 million aggregate principal amount of Notes outstanding. (See Section 1.1)

Why are you offering to repurchase my Notes?

As a result of the Mergers, a Fundamental Change (as defined in the Indenture) occurred on June 7, 2013 (the effective date of the Mergers), and accordingly each Holder has the Repurchase Right, which is a contractual right under Article 11 of the Indenture. (See Section 1.3)

How much will you pay for my Notes and what is the form of payment?

We will pay, in cash, a purchase price of $1,000 per $1,000 principal amount of the Notes, together with accrued and unpaid interest to, but excluding, the date of repurchase of the Notes. The Repurchase Price is based solely on the requirements of the Indenture and the Notes and is not intended to bear any relationship to the market value of the Notes or the value of the merger consideration for which the Notes are exchangeable. (See Section 2.2)

How can I determine the market value of my Notes?

As of June 7, 2013, the closing price of the Notes in the over-the-counter market as quoted on Bloomberg was $2,718.95 per $1,000 principal amount. The Notes are currently traded over-the-counter. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s and Liberty Global’s operating results, the trading price and implied volatility of the Liberty Global ordinary shares included in the merger consideration for which the Notes are exchangeable and the market for similar Notes. To the extent available, Holders are urged to obtain current market quotations for the Notes prior to making any decision with respect to the Repurchase Right. (See Section 2.4)

When does the Repurchase Right expire?

The Repurchase Right expires at 5:00 p.m., New York City time, on the Expiration Date, which is July 9, 2013. We will not extend the period that Holders have to exercise the Repurchase Right unless required by applicable law. (See Section 2.1)

If I tender my Notes, when will I receive payment for them?

We will accept for payment all validly surrendered Notes promptly upon expiration of the Repurchase Right. We will thereafter deposit with the Paying Agent, prior to 10:00 a.m., New York City time, on the Repurchase Date, which is expected to be July 10, 2013 (subject to extension to comply with applicable law), an amount of money sufficient to pay the Repurchase Price for all surrendered Notes. The Paying Agent will then pay the money to DTC, as the sole record holder of Notes, following the later of (x) the Repurchase Date and (y) the time of book-entry transfer of the accepted Notes to the account of the Paying Agent at DTC. (See Section 5)

What are the conditions to your repurchase of the Notes?

Our purchase of outstanding Notes validly tendered and not validly withdrawn is not subject to any condition other than that the purchase be lawful and the procedural requirements described in this Notice be satisfied. (See Section 2.1)

What is the Exchange Right with respect to my Notes?

As a result of the Mergers, the Indenture also provides holders of the Notes the Exchange Right until 5:00 p.m., New York City time, on July 9, 2013. Immediately prior to the Mergers, the Notes were convertible, on the terms and subject to the conditions of the Indenture, into 52.0291 shares of Company common stock for each $1,000 principal amount of Notes. As a result of the Mergers, the Conversion Rate of the Notes represents the right to exchange the Notes for a corresponding amount of merger consideration, or 13.4339 Liberty Global class A ordinary shares, 10.0132 Liberty Global class C ordinary shares and $910.51 in cash (without interest) per $1,000 in principal amount of Notes, on the terms and subject to the conditions of the Indenture. Because the Mergers also resulted in a Make-Whole Fundamental Change under the Indenture, the Conversion Rate has been temporarily increased, during the Make-Whole Exchange Period, to 53.5639 shares of Company common stock per $1,000 in principal amount of Notes. This additional number of shares of Company common stock was determined by reference to a table attached as Schedule A to the Indenture, and was determined by reference to the date of the Make-Whole Fundamental Change (June 7, 2013) and the average of the closing sale price per share of the Company common stock on the Nasdaq Global Select Market over the ten trading day period ending on the trading day immediately preceding the Make-Whole Fundamental Change (the “Stock Price”). The Stock Price used to determine the Make-Whole Conversion Rate was $49.93 per share. (See Section 2.3)

Accordingly, the Notes are exchangeable, at the option of the Holder, at any time during the Make-Whole Conversion Period for 13.8302 Liberty Global class A ordinary shares, 10.3271 Liberty Global class C ordinary shares and $937.37 in cash (without interest) per $1,000 in principal amount of Notes. The conversion rate of the Notes will revert from the Make-Whole Conversion Rate to the Conversion Rate after 5:00 p.m., New York City time, on the business day next preceding the Repurchase Date.

If I exercise my Repurchase Right or my Exchange Right, may I change my mind?

While an exercise of your Repurchase Right may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, an exercise of your Exchange Right is irrevocable. (See Section 2.3)

What are my rights if I retain my Notes?

If you do not surrender your Notes pursuant to the Repurchase Right or do not exchange your Notes during the Make-Whole Exchange Period or the Fundamental Change Exchange Period, you may retain your Notes pursuant to their terms through maturity on November 15, 2016, or otherwise transfer or exchange them in the ordinary course. You will retain the right to exchange your Notes after the Make-Whole Exchange Period for merger consideration at the Conversion Rate (subject to subsequent anti-dilution adjustments to the Liberty Global ordinary shares included in the merger consideration as provided in Section 12 of the Indenture), but only under the circumstances and during the periods specified in the Indenture. Prior to the date hereof, the Notes were convertible based on the relationship of the trading price of the Company common stock to the conversion price of the Notes ($19.22 per share). You will also retain the right to receive interest payments on the Notes pursuant to the terms of the Indenture and the Notes. The Notes will be repaid on the maturity date at the principal amount thereof, plus accrued but unpaid interest to but excluding the maturity date. (See Section 2.3)

Is the Board of Directors making any recommendation as to the Repurchase Right or the Exchange Right?

None of the Company, Liberty Global, their respective Boards of Directors, their respective employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent is making any representation or recommendation to any Holder as to whether to exercise or refrain from exercising the Repurchase Right or to exercise or refrain from exercising the Exchange Right. You must make your own independent decision as to whether or not to exercise your Repurchase Right or to exercise your Exchange Right and, if so, the principal amount of your Notes to tender or exchange. The Repurchase Right, and our offer to purchase Notes as described in this Notice, is based solely on the contractual requirements of the Indenture and the Notes.

How do I tender my Notes for repurchase?

To tender your Notes for repurchase pursuant to the Repurchase Right, you must deliver the Notes to the Paying Agent through the transmittal procedures of DTC on or after the date of this Notice, but no later than 5:00 p.m., New York City time, on the Expiration Date.

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If your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact that nominee if you decide to tender your Notes and instruct that nominee to tender the Notes on your behalf through the transmittal procedures of DTC.

•	If you are a DTC participant, you should tender your Notes electronically through DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and procedures of that system.

You bear the risk of untimely submission of your Notes. You must allow sufficient time for completion of the necessary transmittal procedures prior to 5:00 p.m., New York City time, on the Expiration Date.

By surrendering, or instructing your nominee to surrender, your Notes through the transmittal procedures of DTC, you agree to be bound by the terms of the Repurchase Right set forth in this Notice. (See Section 3.1)

Until what time can I withdraw previously tendered Notes?

You can withdraw Notes previously tendered for purchase at any time until 5:00 p.m., New York City time, on July 9, 2013, which is also the Expiration Date. (See Section 4)

How do I withdraw previously tendered Notes?

To withdraw all or a portion of previously tendered Notes, you (or your broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw your Notes prior to 5:00 p.m., New York City time, on the Expiration Date.

You bear the risk of untimely withdrawal of previously tendered Notes. You must allow sufficient time for completion of the necessary procedures prior to 5:00 p.m., New York City time, on the Expiration Date. (See Section 4)

If I want to exchange my Notes, what should I do?

If you want to exercise the Exchange Right, you must (i) cause to be completed the appropriate instruction form for exchange pursuant to DTC’s book-entry exchange program, (ii) furnish any required endorsements and transfer documents, (iii) pay transfer taxes if required pursuant to the Indenture, and (iv) inform the Trustee or Conversion Agent of the exchange in accordance with customary practice of DTC. Please direct any questions or requests for assistance in connection with the surrender of Notes for exchange to the Conversion Agent at the address and telephone and facsimile numbers set forth on the cover of this Notice. (See Section 2.3)

Do I need to do anything if I do not wish to tender my Notes for purchase?

No. If you do not tender your Notes before 5:00 p.m., New York City time, on the Expiration Date, we will not purchase your Notes and your Notes will remain outstanding and continue to be subject to the existing terms of the Indenture and the Notes.

If I choose to tender my Notes for repurchase, do I have to tender all of my Notes?

No. You may tender all of your Notes, a portion of your Notes or none of your Notes for repurchase. If you wish to tender a portion of your Notes for purchase, however, you must tender Notes in an aggregate principal amount of $1,000 or any integral multiple thereof. (See Section 3)

If I choose to tender my Notes for purchase, when will interest cease to accrue on them?

Interest on Notes tendered pursuant to the Repurchase Right will cease to accrue as of the end of the day immediately preceding the Repurchase Date; provided that we have not defaulted in making payment of the Repurchase Price on that date. (See Section 2.5)

Do I have to pay a commission if I tender my Notes for purchase?

You will not be required to pay any commission to us, DTC or the Paying Agent in connection with exercising the Repurchase Right. However, there may be commissions you need to pay to your broker in connection with your tender of the Notes for purchase.

What are the U.S. federal income tax consequences of exercising the Repurchase Right?

The receipt of cash in exchange for Notes pursuant to exercise of the Repurchase Right generally will be a taxable transaction for U.S. federal income tax purposes, resulting in taxable gain or loss to you. You should consult with your tax advisor regarding the specific tax consequences to you. For a discussion of certain U.S. federal income tax consequences applicable to holders of Notes that have their Notes purchased pursuant to the Repurchase Right, see “Certain U.S. Tax Considerations.” (See Section 11)

Who is the Paying Agent and Conversion Agent?

The Bank of New York Mellon, the Trustee under the Indenture, is also serving as Paying Agent in connection with the transactions contemplated by this Notice and the Conversion Agent for the Notes in connection with the Exchange Right, and may be contacted at the address and telephone number set forth on the cover of this Notice.

Whom can I talk to if I have questions about the Repurchase Right?

Questions and requests for assistance in connection with the tender of Notes for purchase pursuant to the Repurchase Right may be directed to the Paying Agent at the address and telephone number set forth on the cover of this Notice.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Notice and the documents incorporated by reference herein include forward-looking statements, which includes all statements, other than statements of historical fact, regarding future events or the Company’s financial condition or prospects. The words “aim,” “anticipate,” “believe,” “continue,” “estimate,” “expect,” “future,” “help,” “intend,” “may,” “plan,” “shall,” “should,” “will” or the negative or other variations of them as well as other statements regarding matters that are not historical fact, are or may constitute forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by these forward-looking statements. These factors, among others, include the following:

•	We operate in highly competitive markets, which may lead to a decrease in our revenue, increased costs, increased customer churn or a reduction in the rate of customer acquisition;

•	the sectors in which we compete are subject to rapid and significant changes in technology, and the effect of technological changes on our businesses cannot be predicted;

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adverse economic developments could reduce customer spending for our TV, broadband, and telephony services and increase churn, either of which could therefore have a material adverse effect on our revenue;

•	our fixed line telephony revenue is declining and unlikely to improve;

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a failure in our network and information systems, whether caused by a natural failure or a security breach, could significantly disturb our operations, which could have a material adverse effect on those operations, our business, our results of operations and financial condition;

•	unauthorized access to our network resulting in piracy could result in a loss of revenue;

•	we rely on third-party suppliers and contractors to provide necessary hardware, software or operational support and are reliant on them in a way that could economically disadvantage us;

•	the “Virgin” brand is not under our control and the activities of the Virgin Group and other licensees could have a material adverse effect on the goodwill of customers towards us as a licensee;

•	our inability to obtain popular programming or to obtain it at a reasonable cost could potentially have a material adverse effect on the number of customers or reduce margins;

•	our consumer mobile service relies on Everything Everywhere’s network to carry its communications traffic;

•	we do not insure the underground portion of our cable network and various pavement-based electronics associated with our cable network;

•	we are subject to currency and interest rate risks;

•	we are subject to tax in more than one tax jurisdiction and our structure poses various tax risks;

•	acquisitions and other strategic transactions present many risks, and we may not realize the financial and strategic goals that were contemplated at the time of any transaction;

•	adverse changes in our financial outlook may result in negative or unexpected tax consequences which could adversely affect our net income;

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we are subject to significant regulation, and changes in U.K. and EU laws, regulations or governmental policy affecting the conduct of our business, which may have a material adverse effect on our ability to set prices, enter new markets or control our costs;

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we have substantial indebtedness that may have a material adverse effect on our available cash flow, our ability to obtain additional financing if necessary in the future, our flexibility in reacting to competitive and technological change and our operations;

•	we may not be able to fund our debt service obligations in the future; and

•	the covenants under our debt agreements place certain limitations on our ability to finance future operations and how we manage our business.

These and other factors are discussed in more detail under “Risk Factors” and elsewhere in the Company’s most recent Annual Report on Form 10-K/A. See Section 12. We have based these forward-looking statements on management’s current view with respect to future events and financial performance. These views reflect the best judgment of the Company’s management but involve a number of risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those predicted in the Company’s forward-looking statements and from past results, performance or achievements. All forward-looking statements contained, or incorporated by reference, in this Notice are qualified in their entirety by this cautionary statement.

There is no intention, and we assume no obligation, to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except to the extent required by applicable law. All subsequent written or oral forward-looking statements attributable to the Company, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements contained throughout this Notice. As a result of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements.

Notwithstanding anything in this Notice or any document incorporated by reference into this Notice, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with the Repurchase Right.

IMPORTANT INFORMATION CONCERNING THE REPURCHASE RIGHT AND EXCHANGE RIGHT

1. Information Concerning the Company.

1.1 The Company.

We are a leading entertainment and communications business, being a “quad-play” provider of broadband internet, television, mobile telephony and fixed line telephony services that offer a variety of entertainment and communications services to residential and commercial customers throughout the U.K. We are one of the U.K.’s largest providers of residential broadband internet, pay television and fixed line telephony services by number of customers. As a result, we provide our customers with a leading next generation broadband service and one of the most advanced TV on-demand services available in the U.K. market. As of March 31, 2013, we provided services to approximately 4.9 million residential cable customers on our network. We are also one of the U.K.’s largest mobile virtual network operators by number of customers, providing mobile telephony service to approximately 1.7 million contract mobile customers and approximately 1.3 million prepay mobile customers over third-party networks. In addition, we provide a complete portfolio of voice, data and internet solutions to businesses, public sector organizations and service providers in the U.K. through Virgin Media Business.

We are a wholly-owned subsidiary of Liberty Global and are organized under the laws of the State of Delaware. Our principal executive offices are located at 65 Bleecker Street, 6th Floor, New York, NY 10012, United States, and our telephone number is (212) 906-8440. Our U.K. headquarters are located in Hook, Hampshire, England. Our website is www.virginmedia.com. Information included on our website is not incorporated by reference into this Notice.

1.2 Liberty Global.

Through its subsidiaries and affiliates, Liberty Global is the largest international broadband communications operator in terms of subscribers, servicing customers across 14 countries (including, after the acquisition of Virgin Media, the United Kingdom), primarily in Europe and Chile. At March 31, 2013, LGI owned and operated networks that passed 34 million homes and served 35 million customers. Liberty Global’s consumer brands include UPC, Virgin Media, Unitymedia, KabelBW, Telenet and VTR. Liberty Global’s operations also include Chellomedia, its content division, Liberty Global Business Services, its commercial division, and Liberty Global Ventures, its investment fund.

Liberty Global is a U.K. public limited company with principal offices at 38 Hans Cresent, London SWIX 0LZ, United Kingdom and 12300 Liberty Boulevard, Englewood, Colorado 80112. Liberty Global’s website is www.libertyglobal.com. Information included on this website is not incorporated by reference into this Notice.

On June 10, 2013, Liberty Global’s class A ordinary shares and class C ordinary shares began trading on the Nasdaq Global Select Market under the symbols “LBTYA” and “LBTYK,” respectively, which were the same trading symbols under which the series A common stock and series C common stock, respectively, of its predecessor company, LGI, traded prior to such date.

1.3 The Mergers and the Supplemental Indenture.

On February 5, 2013, the Company entered into the Merger Agreement with LGI and Liberty Global, among others. On June 7, 2013, the Company and LGI became wholly-owned subsidiaries of Liberty Global through the Mergers. As the Mergers constituted a “Fundamental Change” under the Indenture, each Holder has the Repurchase Right described herein.

At the effective time of the Mergers: (i) each outstanding share of Company common stock was converted into the right to receive (x) 0.2582 Class A ordinary shares of Liberty Global, (y) 0.1928 Class C ordinary shares of Liberty Global and (z) $17.50 in cash (without interest); and (ii) each outstanding share of LGI common stock was converted into the right to receive one ordinary share of Liberty Global of the corresponding class.

In connection with the Mergers, Virgin Media, Liberty Global and the Trustee executed the Supplemental Indenture. This Fundamental Change Repurchase Notice and Offer to Purchase also constitutes the notice, required by Section 12.09 of the Indenture, to the Holders of the execution of the Supplemental Indenture. The Supplemental Indenture provides that, among other things, a Holder is entitled to exchange outstanding Notes, upon and subject to the terms of the Indenture, into the amount of cash and Liberty Global class A ordinary shares and class C ordinary shares that such Holder would have been entitled to receive in the Mergers if he or she had converted his or her Notes into Company common stock immediately prior to the Mergers. The Supplemental Indenture also provides that conversion rate anti-dilution adjustments and circumstances under which the Notes become exchangeable will be triggered by actions with respect to the Liberty Global class A ordinary shares and Liberty Global class C ordinary shares rather than the Company common stock. The foregoing summary of the Supplemental Indenture is qualified by the full text of the Supplemental Indenture, which has been filed as an exhibit to the Company’s Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission (“SEC”) on June 10, 2013, and incorporated herein by reference. See Section 12.

2. Information Concerning the Notes. The Notes were issued under an Indenture, dated as of April 16, 2008, between the Company and the Trustee. The Notes mature on November 15, 2016. As of June 7, 2013, there was approximately $999 million aggregate principal amount of Notes outstanding.

We have appointed the Trustee as Paying Agent in connection with the Repurchase Right and the Trustee serves as the Conversion Agent under the Indenture in connection with the Exchange Right.

2.1 The Company’s Obligation to Repurchase the Notes. Pursuant to the terms of the Notes and the Indenture, upon the occurrence of the Fundamental Change that resulted as a result of the Mergers, we became obligated to purchase, at the Repurchase Price, all Notes validly tendered for purchase by Holders pursuant to the Repurchase Right. The Repurchase Price for the Notes is payable in cash, and is equal to 100% of the principal amount thereof, plus accrued and unpaid interest to but excluding the date of repurchase. The Indenture requires that the Repurchase Date be a date chosen by the Company that is not less than 20 and no more than 35 calendar days after the date of the Company’s notice to Holders that a Fundamental Change has occurred and of the Repurchase Right. This Notice, which constitutes a “Fundamental Change Repurchase Right Notice” pursuant to Article 11 of the Indenture, is first being delivered to Holders on June 10, 2013.

The Repurchase Right will expire at 5:00 p.m., New York City time, on July 9, 2013. We do not intend to extend the period that holders have to exercise their Repurchase Right unless required to do so by the U.S. federal securities laws or other applicable law. Our purchase of outstanding Notes validly tendered and not validly withdrawn is not subject to any condition other than that the purchase be lawful and the procedural requirements described in this Notice be satisfied.

There is no financing condition in connection with the Company’s obligation to consummate the Repurchase Right.

2.2 Purchase Price. Pursuant to the terms of the Indenture and the Notes, the purchase price to be paid by us for the Notes pursuant to the Repurchase Right is $1,000 per $1,000 principal amount of the Notes, plus accrued and unpaid interest to, but excluding, July 10, 2013, which is the Repurchase Date. The Repurchase Price will be $1,009.75 per $1,000 aggregate principal amount of Notes, assuming the Repurchase Date is not extended. The Repurchase Price will be paid in cash with respect to any and all Notes validly surrendered for repurchase, and not validly withdrawn, prior to 5:00 p.m., New York City time, on the Expiration Date, which is the business day immediately preceding the Repurchase Date. Interest on those Notes will cease to accrue as of the end of the day immediately preceding the Repurchase Date. Notes surrendered for repurchase will be accepted only in principal amounts equal to $1,000 or integral multiples thereof. Delivery of the Notes by book-entry transfer to the account maintained by the Paying Agent with DTC is a condition to the payment of the Repurchase Price to the Holder of such Notes.

The Repurchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market value of the Notes or the value of the merger consideration. In fact, the Repurchase Price is significantly lower than the current market value of the Notes or the value of the merger consideration into which the Notes are exchangeable during the Fundamental Change Exchange Period. Holders are urged to obtain the best available information as to the market value of the Notes, to the extent available, and the market value of the Liberty Global ordinary shares included as part of the merger consideration before making a decision whether to surrender their Notes for purchase. As of June 7, 2013, the closing price of the Notes in the over-the-counter market as quoted on Bloomberg was $2,718.95 per $1,000 principal amount, and the value of the merger consideration (using the closing prices of the LGI series A common stock and series C common stock on the Nasdaq Global Select Market) payable upon exercise of the Exchange Right at the Conversion Rate was approximately $2,650.75 and at the Make-Whole Conversion Rate was approximately $2,730.28.

None of the Company, Liberty Global or either of their respective Board of Directors, employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent are making any representation or recommendation to any Holder as to whether to surrender or refrain from surrendering Notes for repurchase pursuant to this Notice or to exercise the Exchange Right. Each Holder must make his or her own decision as to whether to surrender Notes for repurchase, exercise his or her Exchange Right or retain his or her Notes, based on such Holder’s assessment of the market value of the Notes, the value of the merger consideration into which the Notes are exchangeable and other relevant factors.

2.3 Exchange Right. As a result of the Mergers, your Notes are exchangeable, at your option, at any time during the Fundamental Change Exchange Period. Because the Mergers also constituted a Make-Whole Fundamental Change under the Indenture, the Notes may be exchanged, during the period commencing on June 7, 2013 (the effective date of the Mergers) and ending at 5:00 p.m., New York City time on July 9, 2013 (the business day next preceding the Repurchase Date), for a corresponding amount of merger consideration at the Make-Whole Conversion Rate, or 13.8302 Liberty Global class A ordinary shares, 10.3271 Liberty Global class C ordinary shares and $937.37 cash (without interest) per $1,000 in principal amount of Notes. The conversion rate of the Notes will revert from the Make-Whole Conversion Rate to the Conversion Rate on the Repurchase Date. Holders should note that the Make-Whole Exchange Period is one day shorter than the Fundamental Change Exchange Period. The Notes are otherwise exchangeable only under the circumstances and during the periods specified in Section 12.01 of the Indenture. Prior to the date hereof, the Notes were convertible based on the relationship of the trading price of the Company common stock to the conversion price of the Notes ($19.22 per share).

Because all Notes are held of record by DTC, in order to exchange Notes for the merger consideration (Liberty Global class A ordinary shares, Liberty Global class C ordinary shares and cash as provided above), a Holder must (i) cause to be completed the appropriate instruction form for exchange pursuant to DTC’s book-entry exchange program, (ii) furnish any required endorsements and transfer documents, (iii) pay transfer taxes if required pursuant to the Indenture, and (iv) inform the Conversion Agent of the exchange in accordance with customary practice of DTC.

If you do not tender your Notes pursuant to the Repurchase Right, you retain the Exchange Right associated with your Notes, subject to the terms and conditions set forth in the Indenture. Section 12.01 of the Indenture specifies the circumstances under and periods during which the Notes are exchangeable.

Liberty Global will file a registration statement on Form S-3 registering its class A ordinary shares and class C ordinary shares issuable pursuant to the Exchange Right. You may request a copy of the prospectus forming a part of that registration statement and covering the offering of the Liberty Global class A ordinary shares and Liberty Global class C ordinary shares issuable pursuant to the Exchange Right at the telephone number and address set forth under “Additional Information.” See Section 12.

If you wish to exchange your Notes, you should not surrender your Notes pursuant to the Repurchase Right.

Examples of Your Consideration Alternatives

YOU ARE UNDER NO OBLIGATION TO EITHER (I) SURRENDER YOUR NOTES FOR REPURCHASE PURSUANT TO THE REPURCHASE RIGHT OR (II) EXCHANGE YOUR NOTES PURSUANT TO THE EXCHANGE RIGHT DESCRIBED HEREIN. YOU MAY DECIDE TO TAKE NO ACTION AND RETAIN YOUR NOTES.

Assuming you hold a Note in the principal amount of $1,000.00, you may choose to:

•

Surrender the Note for cash: If you exercise the Repurchase Right prior to the Expiration Date, you will receive $1,000.00 in cash plus accrued but unpaid interest to, but excluding, the Repurchase Date. Assuming the Repurchase Date is July 10, 2013, the Repurchase Price will be $1,009.93.

•

Exchange the Note: If you exercise your Exchange Right during the Make-Whole Exchange Period, you will receive 13.8302 Liberty Global class A ordinary shares, 10.3271 Liberty Global class C ordinary shares and $937.37 cash (without interest) for your Note. On June 7, 2013, LGI’s series A common stock (the predecessor security to the Liberty Global class A ordinary shares) closed at $76.24 per share and LGI’s series C common stock (the predecessor security to the Liberty Global class A ordinary shares) closed at $71.51 per share, in each case, as reported on the Nasdaq Global Select Market. Accordingly, on that date the estimated value of the merger consideration that you would receive in exchange for your Note at the Make-Whole Conversion Rate would be $2,730.28 per $1,000 principal amount.

•

Retain the Note: You may choose to continue holding your Note or otherwise transfer or exchange it in the ordinary course. You will retain the right to receive interest payments on the Notes pursuant to the terms of the Indenture and the Note. The Note matures on November 15, 2016. You will also retain the Exchange Right associated with your Note, subject to the terms and conditions set forth in the Indenture. As of June 7, 2013, the closing price of the Notes in the over-the-counter market as quoted on Bloomberg was $2,718.95 per $1,000 principal amount.

THE CURRENT MARKET VALUE OF THE NOTES AND THE CURRENT VALUE OF THE MERGER CONSIDERATION FOR WHICH THE NOTES MAY BE EXCHANGED DURING THE MAKE-WHOLE EXCHANGE PERIOD IS EACH SIGNIFICANTLY GREATER THAN THE REPURCHASE PRICE WE ARE OFFERING PURSUANT TO THE REPURCHASE RIGHT.

2.4 Market for the Notes and the Liberty Global Ordinary Shares.

Notes. The Notes are currently traded over-the-counter. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s and Liberty Global’s operating results, the market price and implied volatility of the Liberty Global ordinary shares that form a portion of the merger consideration for which the Notes are exchangeable and the market for similar Notes. Following the expiration of the Repurchase Right, we expect that Notes not repurchased under the Repurchase Right will continue to be traded over-the-counter; however, the trading market for the Notes may be more limited. As of June 7, 2013, there was approximately $999 million aggregate principal amount of Notes outstanding and DTC was the sole record Holder of the Notes. As of June 7, 2013, the closing price of the Notes in the over-the-counter market as quoted on Bloomberg was $2,718.95 per $1,000 principal amount.

Liberty Global ordinary shares. The Notes are currently exchangeable for the merger consideration described in Section 2.3 of this Notice, which includes Liberty Global class A ordinary shares and Liberty Global class C ordinary shares. The Liberty Global class A ordinary shares and Liberty Global class C ordinary shares commenced trading on the Nasdaq Global Select Market on June 10, 2013 under the symbols “LBTYA” and “LBTYK,” respectively, the same symbols under which the LGI series A common stock and LGI series C common stock traded prior to the Mergers. The following table sets forth, for the periods indicated, the high and low sales prices of the LGI series A common stock and LGI series C common stock as reported on the Nasdaq Global Select Market. The prices of the LGI series A common stock and LGI series C common stock are being presented because shares of LGI series A common stock and LGI series C common stock were converted into Liberty Global class A ordinary shares and Liberty Global class C ordinary shares, respectively, on a one-for-one basis, on June 7, 2013 pursuant to the Mergers.

	LGI Series A Common Stock		LGI Series C Common Stock
	High	Low	High	Low
2011
First Quarter	$44.32	$35.41	$43.10	$34.00
Second Quarter	$47.30	$39.17	$45.43	$37.52
Third Quarter	$47.31	$33.27	$44.73	$31.82
Fourth Quarter	$43.23	$32.06	$41.25	$30.69
2012
First Quarter	$52.00	$41.11	$49.80	$39.98
Second Quarter	$51.25	$44.87	$49.20	$43.24
Third Quarter	$61.00	$48.49	$56.87	$46.16
Fourth Quarter	$63.94	$54.05	$59.69	$50.63
2013
First Quarter	$73.47	$62.71	$68.71	$57.66
Second Quarter (through June 7, 2013)	$79.11	$71.79	$73.85	$66.87

On June 7, 2013, the closing price of the LGI series A common stock and LGI series C common stock as reported NASDAQ was $76.24 and $71.51 per share, respectively. We estimate that immediately following the Mergers, there were approximately 211.6 million Liberty Global class A ordinary shares and 158.1 million Liberty Global class C ordinary shares outstanding.

We urge you to obtain current market information for the Notes, to the extent available, and the Liberty Global class A ordinary shares and Liberty Global class C ordinary shares before making any decision to surrender your Notes pursuant to the Repurchase Right or to exchange your Notes pursuant to the Exchange Right.

2.5 Interest. The Notes that remain outstanding after consummation of the Repurchase Right will continue to accrue interest until the date of maturity, November 15, 2016, or until the principal of the Notes has been paid, unless the Notes are earlier repurchased or exchanged. Interest on outstanding Notes is paid on May 15th and November 15th of each year to record Holders of the Notes as of the preceding May 1st and November 1st, as applicable. The Notes bear interest on the principal amount at an annual interest rate of 6.50%.

Holders who validly surrender, and do not validly withdraw, their Notes in connection with the Repurchase Right will be entitled to receive accrued cash interest payable on their Notes to, but excluding, the Repurchase Date, in an amount equal to the following computation multiplied by each $1,000 of principal amount of Notes surrendered for repurchase and not validly withdrawn: the current interest rate multiplied by the number of days from the last Interest Payment Date to, but excluding, the Purchase Date, divided by 360. The Company estimates that the accrued interest payable on the Notes will be approximately $9.93 per $1,000 principal amount of Notes validly surrendered for repurchase, and not validly withdrawn, based on the expected Repurchase Date of July 10, 2013.

Holders exchanging the Notes will not receive a cash payment for accrued and unpaid interest.

3. Procedures to Be Followed by Holders Electing to Surrender Notes for Repurchase. Holders will be entitled to receive the Repurchase Price for their Notes only if they validly surrender, and do not validly withdraw, their Notes for repurchase before 5:00 p.m., New York City time, on the Expiration Date. Only registered Holders are authorized to surrender their Notes for repurchase. Holders may surrender some or all of their Notes; however, any Notes surrendered must be in $1,000 principal amount or an integral multiple thereof. If Holders do not validly surrender their Notes before 5:00 p.m., New York City time, on the Expiration Date, their Notes will remain outstanding and subject to the existing terms of the Notes and the Indenture.

3.1 Delivery of Notes. The Trustee has informed the Company that, as of the date of this Notice, all Notes are held through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for repurchase hereunder must be delivered through DTC’s Automated Tender Offer Program (“ATOP”). This Notice constitutes the Fundamental Change Repurchase Notice required under Article 11 of the Indenture and delivery of Notes via ATOP will satisfy the Holder’s delivery requirements pursuant to the terms of the Indenture. The method of delivery of Notes, and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such Notes.

A Holder whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender such Holder’s Notes and instruct such nominee to surrender the Notes for purchase on the Holder’s behalf through the transmittal procedures of DTC as set forth below prior to 5:00 p.m., New York City time, on the Expiration Date.

A Holder who is a DTC participant may elect to surrender to the Company such Holder’s beneficial interest in the Notes by:

•	delivering to the Paying Agent’s account at DTC through DTC’s book-entry system such Holder’s beneficial interest in the Notes prior to 5:00 p.m., New York City time, on the Expiration Date; and

•	electronically transmitting such Holder’s acceptance through DTC’s ATOP, subject to the terms and procedures of that system prior to 5:00 p.m., New York City time, on the Expiration Date.

In surrendering through ATOP, the electronic instructions sent to DTC by a broker, dealer, commercial bank, trust company or other nominee on such Holder’s behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of an agreement to be bound by the terms of the Repurchase Right, including those set forth in Section 3.2 below.

You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC procedures prior to 5:00 p.m., New York City time, on the Expiration Date.

3.2 Agreement to be Bound by the Terms of the Repurchase Right. By surrendering, or instructing your nominee to surrender, your Notes for repurchase through the transmittal procedures of DTC, a Holder acknowledges and agrees as follows:

•	such Notes shall be repurchased as of the Repurchase Date pursuant to the terms and conditions set forth in this Notice;

•

such Holder agrees to all of the terms of this Notice and acknowledges that it provides the notice required pursuant to the Indenture with respect to the Fundamental Change and the Make-Whole Fundamental Change;

•

upon the terms and subject to the conditions set forth in this Notice, the Indenture and the Notes, and effective upon the acceptance for payment thereof, such Holder (i) irrevocably sells, assigns and transfers to the Company, all right, title and interest in and to all the Notes surrendered, (ii) waives any and all rights with respect to the Notes (including, without limitation, any existing or past defaults and their consequences), (iii) releases and discharges the Company and the Trustee and their respective directors, officers, employees and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any repurchase or defeasance of the Notes and (iv) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such surrendered Notes (with full knowledge that the Paying Agent also acts as agent of the Company), with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such

Notes (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company with respect to the Repurchase Price), all in accordance with the terms set forth in this Notice;

•

such Holder represents and warrants that such Holder (i) owns the Notes surrendered and is entitled to surrender such Notes and (ii) has full power and authority to surrender, sell, assign and transfer the Notes surrendered hereby and that when such Notes are accepted for repurchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•

such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

•

surrenders of Notes pursuant to the Repurchase Right may be withdrawn through DTC in accordance with the withdrawal procedures of DTC if there is sufficient time to allow DTC to withdraw those Notes prior to 5:00 p.m., New York City time, on the Expiration Date;

•

all authority conferred or agreed to be conferred pursuant to the terms of the Repurchase Right hereby shall survive the death or incapacity of the undersigned and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•

the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

•

all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any surrender of Notes for repurchase pursuant to the procedures described in this Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, which determination shall be final and binding on all parties.

4. Right of Withdrawal. Notes surrendered for repurchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. In order to withdraw previously surrendered Notes, a Holder (or the holder’s broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw those Notes prior to 5:00 p.m., New York City time, on the Expiration Date.

Previously surrendered Notes that are validly withdrawn may be validly resurrendered for repurchase by following the surrender procedures described in Section 3 above. Notes surrendered for repurchase pursuant to the Repurchase Right may not be exchanged pursuant to the Exchange Right unless such Notes are first withdrawn on or prior to the Expiration Date. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

5. Payment for Surrendered Notes; Source and Amount of Funds. We will deposit with the Trustee or with the Paying Agent, prior to 5:00 p.m., New York City time, on the Repurchase Date, subject to extension to comply with applicable law, an amount of money sufficient to pay the Repurchase Price of all of the Notes or portions thereof that are to be repurchased. The Paying Agent will then, following the later of (x) the Repurchase Date and (y) the time of book-entry transfer or delivery of the applicable Notes to the Paying Agent by the Holder thereof, distribute the money to DTC, the sole record Holder of Notes. DTC will thereafter distribute the money to its participants in accordance with its procedures.

The total amount of funds required by us to repurchase all of the Notes pursuant to the Repurchase Right is $1,008,896,841.61 (assuming all of the Notes are validly surrendered for repurchase and accepted for payment). To pay for any Notes surrendered pursuant to the Repurchase Right, we intend to use cash on hand.

6. Notes Acquired or Exchanged. Any Notes repurchased by us pursuant to the Repurchase Right or exchanged by Holders pursuant to the Exchange Right will be cancelled by the Trustee, pursuant to the terms of the Indenture.

7. Plans or Proposals of the Company. Except as noted in this Notice and in the documents incorporated by reference herein, the Company currently has no plans, proposals or negotiations that relate to or would result in any of the events described in Item 1006(c) of Regulation M-A issued under the Exchange Act.

8. Interests of Directors, Executive Officers and Affiliates of the Company in the Notes. Except as otherwise disclosed below, based on a reasonable inquiry by the Company:

•	none of the Company or its executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Notes;

•	the Company will not purchase any Notes from such persons; and

•	during the 60 days preceding the date of this Notice, none of such officers, directors or affiliates has engaged in any transactions in the Notes.

A list of the directors and executive officers of the Company is attached to this Notice as Annex A.

9. Agreements Involving the Company’s Notes. Except as described above and in this Notice, none of the Company, or to its knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Repurchase Right or with respect to any of the Notes, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of the Notes, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

10. Purchases of Notes by the Company and Its Affiliates. Each of the Company and its affiliates, including its executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes), other than through the Repurchase Right or a call or redemption of the Notes in accordance with its terms and conditions, from the date of this Notice until at least the tenth (10th) business day after the Repurchase Date. Following such time, if any Notes remain outstanding, the Company and its affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at repurchase prices higher or lower than the Repurchase Price. Any decision to purchase Notes after the Repurchase Date, if any, will depend upon many factors, including the market price of the Notes, the amount of Notes surrendered for purchase pursuant to the Repurchase Right, the market price of the Liberty Global class A and class C ordinary shares, the business and financial position of Liberty Global and the Company and general economic and market conditions.

11. Certain United States Federal Income Tax Consequences.

To ensure compliance with Treasury Department Circular 230, Holders of Notes are hereby notified that: (a) any discussion of United States federal tax issues in this Fundamental Change Notice and Offer to Purchase is not intended or written to be used, and cannot be used, by Holders of the Notes for the purpose of avoiding penalties that may be imposed on Holders of the Notes under the Internal Revenue Code; (b) such discussion is being used in connection with the Company’s promotion or marketing (within the meaning of Circular 230) of the transactions or matters addressed in this Fundamental Change Notice and Offer to Purchase; and (c) Holders of the Notes should seek advice based on their particular circumstances from an independent tax advisor.

The following summary describes certain United States federal income tax consequences of exercising the Repurchase Right and the Exchange Right during the Fundamental Change Exchange Period. This discussion is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a particular Holder in light of the Holder’s particular circumstances, or to certain types of Holders subject to special treatment under United States federal income tax laws (such as insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar, persons holding Notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, financial institutions, brokers, dealers in securities, commodities or currencies, traders that elect to mark-to-market their securities, United States expatriates or former long-term residents of the United States, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid United States federal income tax or tax-qualified retirement plans). In addition, the discussion does not consider the effect of any alternative minimum taxes or foreign, state, local or other tax laws, or any United States tax considerations (e.g., estate or gift tax) other than United States federal income tax considerations that may be applicable to particular Holders. Furthermore, this summary assumes that Holders are beneficial owners of the Notes and hold Notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment).

If a partnership holds Notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A person or entity that is a partner of a partnership holding the Notes is urged to consult its tax advisor regarding the tax consequences of the partnership exercising the Repurchase Right or the Exchange Right during the Fundamental Change Exchange Period.

This summary is based on the Code and applicable U.S. Treasury regulations, rulings, administrative pronouncements and judicial decisions thereunder as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.

As used in this Fundamental Change Notice and Offer to Purchase, a “U.S. Holder” of a Note means a beneficial owner of a Note that is for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust that either (i) is subject to the primary supervision of a court within the United States and has one or more U.S. persons with the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

As used in this Fundamental Change Notice and Offer to Purchase, a “Non-U.S. Holder” means a beneficial owner of a Note that is not a U.S. Holder and not a partnership or entity treated as a partnership for United States federal income tax purposes.

This summary does not discuss all aspects of United States federal income taxation that may be relevant to particular Holders in light of their particular circumstances. Holders are urged to consult their tax advisors as to the particular tax consequences to them of exercising their Repurchase Right or their Exchange Right during the Fundamental Change Exchange Period, including the effect of any federal, state, local, foreign and other tax laws.

Tax Considerations for U.S. Holders

Exercise of the Repurchase Right

Except as noted below with respect to market discount, a U.S. holder will generally recognize capital gain or loss on an exercise of the Repurchase Right measured by the difference between (i) the amount of cash received for the Notes (except to the extent such cash is attributable to accrued but unpaid interest, which will be treated as a payment of interest and will be taxable as ordinary income to the extent the U.S. holder has not previously included the accrued interest in income) and (ii) such U.S. holder’s adjusted tax basis in the Note. Such gain or loss will be long-term capital gain or loss if the U.S. holder has held the Note for more than one year at the time of the conversion. Long-term capital gains of non-corporate holders are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

If a U.S. holder purchased a Note for an amount that was less than its stated redemption price at maturity (as defined in Section 1278(a)(2) of the Code), such U.S. holder will be treated as having purchased the Note with “market discount” unless the discount is less than a specified de minimis amount. Under the market discount rules, a U.S. holder generally will be required to treat any gain realized on the sale, exchange, retirement or other disposition of a Note as ordinary income to the extent of any accrued market discount that has not previously been included in income. For this purpose, market discount will be considered to accrue ratably during the period from the date of the U.S. holder’s acquisition of the Note to the maturity date of the Note, unless the U.S. holder made an election to accrue market discount on a constant yield basis.

Exercise of the Exchange Right During the Fundamental Change Exchange Period

A U.S. holder will generally recognize capital gain or loss on the exercise of the Exchange Right during the Fundamental Change Exchange Period measured by the difference between (i) the amount of cash and the fair market value of the Liberty Global class A and class C ordinary shares received therefor

(except to the extent such cash or stock is attributable to accrued but unpaid interest, which will be treated as a payment of interest and will be taxable as ordinary income to the extent the U.S. holder has not previously included the accrued interest in income) and (ii) such U.S. holder’s adjusted tax basis in the Note. Other consequences will be as described above under “—Exercise of the Repurchase Right” above.

The basis of the Liberty Global class A and class C ordinary shares received upon an exercise of the Exchange Right during the Fundamental Change Exchange Period will be equal to the fair market value of such stock on the date of such exercise. The holding period of such stock will not include the holding period of the Notes which were exchanged.

U.S. Holders That Do Not Exercise Their Repurchase Right or Exchange Right During the Fundamental Change Exchange Period

A U.S. Holder generally should not recognize any income, gain or loss solely as a result of not exercising either its Repurchase Right or its Exchange Right during the Fundamental Change Exchange Period, or as a result of the increase in the cash and shares of Liberty Global class A and class C ordinary shares that such U.S. Holder is entitled to receive upon an exercise of the Exchange Right during the Fundamental Change Exchange Period.

Information Reporting and Backup Withholding

Information reporting generally will apply to any consideration (including accrued but unpaid interest) paid pursuant to the exercise of the Repurchase Right or the Exchange Right during the Fundamental Change Exchange Period to U.S. Holders, other than certain exempt recipients. U.S. Holders may be subject to backup withholding on payments received with respect to the Notes unless such U.S. Holder (a) falls within certain exempt categories and demonstrates this fact when required, or (b) provides a correct U.S. taxpayer identification number, certifies that such U.S. Holder is exempt from backup withholding and otherwise complies with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. A U.S. Holder subject to the backup withholding rules will be allowed a credit equal to the amount withheld against such U.S. Holder’s United States federal income tax liability and, if withholding results in an overpayment of tax, such U.S. Holder may be entitled to a refund, provided that the requisite information is timely furnished to the Internal Revenue Service (“IRS”).

Tax Considerations for Non-U.S. Holders

Exercise of the Repurchase Right or the Exchange Right During the Fundamental Change Exchange Period

Subject to the discussions below under “—Accrued but Unpaid Interest,” any gain realized by a Non-U.S. Holder on the disposition of a Note pursuant to the exercise of the Repurchase Right or the Exchange Right during the Fundamental Change Exchange Period will not be subject to United States federal income tax, unless:

•

such gain is effectively connected with the conduct of a Non-U.S. Holder’s U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	Liberty Global is or has been a “U.S. real property holding company” for United States federal income tax purposes.

A Non-U.S. Holder described in the first bullet point above generally will be subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates with respect to such effectively connected gain, and any such effectively connected gain received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate (or lower applicable income tax treaty rate). A Non-U.S. Holder described in the second bullet point above will be subject to a flat 30% tax on the gain derived from the disposition, which may be offset by United States source capital losses, unless an applicable income tax treaty provides otherwise. We believe that Liberty Global is not and has not been a “U.S. real property holding company” for United States federal income tax purposes.

Accrued but Unpaid Interest

The portion of the amount paid to a Non-U.S. Holder pursuant to the exercise of the Repurchase Right or the Exchange Right during the Fundamental Change Exchange Period that is attributable to accrued but unpaid interest will not be subject to the United States federal withholding tax provided that:

•	the accrued but unpaid interest is not effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business;

•

the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of voting stock of the Company within the meaning of Section 871(h)(3) of the Code and applicable Treasury regulations;

•	the Non-U.S. Holder is not a controlled foreign corporation that is related, directly or indirectly, to the Company through stock ownership;

•	the Non-U.S. Holder is not a bank whose receipt of interest on the Notes is described in Section 881(c)(3)(A) of the Code; and

•

either (a) the Non-U.S. Holder provides its name and address on an IRS Form W-8BEN (or other applicable form), and certifies under penalties of perjury that it is not a United States person as defined under the Code, or (b) the Non-U.S. Holder holds its Notes through certain foreign intermediaries and certifies the certification requirements of applicable United States Treasury regulations.

If the Non-U.S. Holder cannot satisfy the requirements described above, the portion of the amount that is attributable to accrued but unpaid interest will be subject to the 30% United States federal withholding tax, unless the Non-U.S. Holder provides us with a properly executed:

•	IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•

IRS Form W-8ECI (or other applicable form) certifying that interest paid on the Notes is not subject to withholding tax because it is U.S. trade or business income (as discussed in further detail below).

If the amount that is attributable to accrued interest is U.S. trade or business income, the Non-U.S. Holder will not be subject to the 30% United States federal withholding tax on such interest if it provides us with a properly executed IRS Form W-8ECI, as discussed above. Instead, any such effectively connected income will be subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates, and any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate (or lower applicable income tax treaty rate).

Non-U.S. Holders That Do Not Exercise Their Repurchase Right or Exchange Right During the Fundamental Change Exchange Period

A Non-U.S. Holder generally should not recognize any gain or loss solely as a result of not exercising either its Repurchase Right or its Exchange Right during the Fundamental Change Exchange Period, or as a result of the increase in the cash and shares of Liberty Global class A and class C ordinary shares that such Non-U.S. Holder is entitled to receive upon an exercise of the Exchange Right during the Fundamental Change Exchange Period.

Information Reporting and Backup Withholding

Information returns generally will be filed with the IRS in connection with the payment of accrued interest on the Notes. Copies of the information returns reporting the amount of such interest and the amount of withholding may also be made available to the tax authority in the country in which the Non-U.S. Holder resides under the provisions of an applicable tax treaty. The payment of gross proceeds from the disposition of a Note upon the exercise of the Repurchase Right or the Exchange Right during the Fundamental Change Exchange Period will be subject to information reporting and possibly to backup withholding unless the Non-U.S. Holder certifies as to its non-U.S. person status under penalties of perjury on IRS Form W-8BEN or otherwise establishes an exemption, provided that the applicable withholding agent does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-U.S. Holder’s United States federal income tax liability, provided that the required information is timely furnished to the IRS.

Net Investment Income

Recently enacted legislation imposes a 3.8% tax on the “net investment income” of certain United States citizens and resident aliens and on the undistributed “net investment income” of certain estates and trusts (which may include certain non-U.S. holders). Among other items, “net investment income” would generally include interest on the Notes and certain net gain from the sale, redemption, exchange (including a taxable conversion), retirement or other taxable disposition of property such as the Notes, less certain deductions.

12. Additional Information. The Company is subject to the informational and reporting requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files annual, quarterly and current reports and proxy statements and other information with the SEC. These reports and other information can be inspected and copied at the Public Reference Section of the SEC located at 100 F Street, N.E., Washington, D.C., 20549. Copies of these materials can be obtained from the Public Reference Section of the SEC at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities and their copy charges. These materials also may be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Repurchase Right. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

We recommend that you review the Schedule TO, including exhibits, and the following materials that we have filed with the SEC before making a decision in respect of this Notice and the Notes:

•	the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2012, filed on February 7, 2013 and amended on February 7, 2013 and April 24, 2013;

•	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed on May 3, 2013;

•

the Company’s Current Reports on Form 8-K filed on January 29, 2013, February 6, 2013 (under Item 8.01), February 7, 2013, February 15, 2013, February 27, 2013, March 7, 2013, March 8, 2013, April 30, 2012, May 2, 2013, May 3, 2013, May 23, 2013, May 24, 2013, June 4, 2013 and June 7, 2013;

•

The Indenture, dated as of April 16, 2008, between the Company and The Bank of New York Mellon, as trustee, relating to the Notes (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on April 16, 2008);

•

The Supplemental Indenture, dated June 7, 2013, among Viper US MergerCo 1 Corp., Liberty Global and The Bank of New York Mellon, as trustee, relating to the Notes (incorporated by reference to the Company’s Schedule TO filed on June 10, 2013); and

•

We also recommend you review all documents filed with (but not furnished to) the SEC by the Company pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Notice and prior to 5:00 p.m., New York City time, on the Expiration Date.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

Notwithstanding the foregoing, the Schedule TO to which this Notice relates does not permit “incorporation by reference.” Accordingly, if a material change occurs in the information set forth in this Notice, we will amend the Schedule TO accordingly.

Holders of the Notes may obtain any of the materials referred to above by requesting them in writing or by telephone from the Company at the following address:

VIRGIN MEDIA INC.

65 Bleecker Street, 6th Floor

New York, NY 10012

Attention: Investor Relations

Telephone: (212) 906-8499

13. No Solicitations. The Company has not, directly or indirectly, employed, retained or compensated any person to make solicitations or recommendations in connection with the Repurchase Right.

14. Conflicts. In the event of any conflict between this Notice on the one hand and the terms of the Indenture or the Notes or any applicable laws on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

None of the Company, Liberty Global, their respective Board of Directors, employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent are making any representation or recommendation pursuant to this Notice. Each Holder must make his or her own decision as to whether to surrender Notes for repurchase, exercise the exchange right or retain the Notes, based on such Holder’s assessment of the current market value of the Notes and the value of the merger consideration into which the Notes are exchangeable and other relevant factors.

VIRGIN MEDIA INC.

June 10, 2013

ANNEX A

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names of each of the members of the Company’s board of directors and each of the Company’s executive officers.

Executive Officers and Directors

Name	Title
Bernard G. Dvorak	President and Director
Bryan H. Hall	Executive Vice President, Secretary and Director
Nick Marchant	Vice President and Treasurer
Marcel van den Berg	Vice President, Global Head of Tax

The business address of each person set forth above is c/o Liberty Global plc, 38 Hans Crescent, London SW1X 0LZ, United Kingdom. The telephone number at that address is +44.20.7190.6449.